Exhibit 3.1

(STAMP)	Prescribed By J. Kenneth Blackwell	Expedite this Form: (select one)

	Ohio Secretary of State	Mail Form to one of the Following:
	Central Ohio: (614) 466-3910	PO Box 1390
Toll Free: 1-877-SOS-FILE (1-877-767-3453)
☐ Yes
Columbus, OH 43216
***Requires an additional fee of $100***

PO Box 1028
www.state.oh.us/sos		☑ No
e-mail: busserv@sos.state.oh.us		Columbus, OH 43216

Certificate of Amendment by Directors
or Incorporators to Articles
(Domestic)
Filing Fee $50.00
(CHECK ONLY ONE (1) BOX)

(1)	☑ Amendment by Directors	(2)	☐ Amendment by Incorporators
	☐ Amended by Directors (123-AMDD)		☐ Amended by Incorporators (124-AMDI)

Complete the general information in this section for the box checked above.

Name of Corporation	Advanced Lighting Technologies, Inc.

Charter Number	904931

☑ Please check if additional provisions attached hereto are incorporated herein and mad a part of these articles of organization.

Complete the information in this section if box (1) is checked.

Name and Title of Officer	Wayne J. Vespoli	Executive Vice President

	(name)	(title)
(CHECK ONLY ONE (1) BOX)
The above named Ohio corporation, does hereby certify that:

☐ A meeting of the directors was duly called and held on

(Date)

☑ In a writing signed by all of the Directors pursuant to section 1701.54 of the ORC

The following resolution was adopted pursuant to section 1701.70(B) 1 of the ORC:
(insert proper paragraph number)

Attachment A to this Certificate is incorporated herein by reference.

Complete the information in this section if box (2) is checked.
WE, the undersigned, being all of the Incorporators of the above named corporation, do certify that the subscriptions to shares have not been received and the initial directors are not named in the articles. We hereby have elected to amend the articles as follows:

REQUIRED	/s/ Wayne J. Vespoli	December 29, 2005
Must be authenticated (Signed)	Authorized Representative	Date
by an authorized representative
(See Instructions)	Wayne J. Vespoli
(Print Name)
Executive Vice President

	Authorized Representative	Date

(Print Name)

	Authorized Representative	Date

(Print Name)

ATTACHMENT A
ACTION BY UNANAMOUS WRITTEN CONSENT
OF THE DIRECTORS OF
ADVANCED LIGHTING TECHNOLOGIES, INC.
Amendment to Amended and Restated Articles of Incorporation Filed with the Secretary of State of Ohio on November 12, 2004 (the “Articles of Incorporation”) to fix the express terms of the Series B Preferred Shares
     WHEREAS, this Board of Directors has heretofore determined and fixed the express terms for the Corporation’s Series B Preferred Shares (the “Series B Preferred Stock”),
     NOW, THEREFORE, BE IT RESOLVED, that, Article Fourth of the Corporation’s Articles of Incorporation is hereby amended to include Paragraph 4 to Part A of said Article Fourth to fix the express terms of the Corporation’s Series B Preferred Stock, which Paragraph 4 is set forth in Exhibit A attached to these resolutions and such amendment shall become effective as of the filing of a copy of Exhibit A to these resolutions with the Secretary of State of the State of Ohio duly certified under cover of an appropriate Certificate of Amendment to the Articles of Incorporation.

EXHIBIT A
(Amendment to Part A of Article Fourth of the
Amended and Restated Articles of Incorporation)
     4. Express Terms of Series B Preferred Shares.
a. Designation. Pursuant to the authority granted to the Corporation’s Board of Directors by Paragraph 1 of Part A of this Article Fourth, the Board of Directors has authorized a series of Preferred Stock for the Corporation designated as “Series B Preferred Stock” and referred to herein as “Series B Stock.”
b. Number. The number of shares constituting the Series B Stock shall be limited to 1,000.
c. Rank. The Series B Stock shall, with respect to dividend rights, rights on liquidation, dissolution or winding-up, rank prior to all classes of the Corporation’s common stock, par value $0.001 per share (“Common Stock”). All equity securities of the Corporation to which Series B Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise), including the Common Stock, are collectively called the “Junior Securities.” All equity securities of the Corporation with which the Series B Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise), including but not limited to the Series A Stock (as described in Paragraph 3 of Part A this Article Fourth), are collectively the “Parity Securities.” The respective definitions of Junior Securities or Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities.
d. Dividend Rights. The holders of the outstanding Series B Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, cash dividends, at the dividend rate of 8% per share per annum. Such dividends shall accrue on each such share from the date of its original issuance and shall accrue from day to day. Dividends on Series B Stock shall be cumulative, so that, if any such dividend or dividends shall not have been declared and paid when due, the deficiency shall be declared for all outstanding shares of Series B Stock before the Corporation declares, pays or sets apart for payment any dividends (except for dividends paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) on its Junior Securities or Parity Securities.
e. Liquidation Rights. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the Series B Stock shall be entitled, before any payment or distribution of the Corporation’s assets (whether capital or surplus) is made or set apart for the holders of Junior Securities, to be paid the sum of one thousand dollars ($1,000.00) per share of Series B Stock plus an amount equal to all dividends which have been declared but which remain unpaid to the date of the final distribution to such holders. In case the net assets of the Corporation, or any proceeds thereof, are insufficient to pay in full all outstanding shares of Series B Stock and any other Parity Securities the amount to which they are respectively entitled, then the entire net assets of the Corporation shall be distributed ratably to all outstanding shares of Series B Stock and any such other Parity Securities.
f. Voting.
(i)	Voting with Other Shares. Each share of the Series B Stock: (1) shall be entitled to one vote or consent per share on all matters submitted for a vote or consent (whether or not at a meeting) of any one or more classes of the shareholders of the Corporation, (2) shall be entitled to one vote for each share of the Series B Stock entitled to vote or consent at such meeting, (3) shall be entitled to notice of any shareholder’s meeting or consent solicitation in accordance with the Articles of Incorporation, as amended, and Code of Regulations of the Corporation, and (4) shall be entitled to vote or consent with the holders of the Common Stock on all matters submitted for a vote or consent of holders of Common Stock. If the Corporation at any time after the date of issuance of the Series B Stock pays any dividend on Common Stock in shares of Common Stock or effects a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater number of shares of Common Stock, then in each such case the number of votes or consents to which holders of Series B Stock were entitled immediately prior to such event under clause (2) of the preceding sentence of this subparagraph 4(f)(i) shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(ii)	Actions Requiring Vote or Consent of Series B Stock. The Corporation shall not at any time, except with the written consent of the holders of a majority of the outstanding shares of Series B Stock or the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Stock at a meeting of the holders of Series B Stock duly called for such purpose, (1) authorize any class of stock ranking prior to the Series B Stock either as to rights on liquidation or as to dividends, or (2) amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) its Articles of Incorporation or the Code of Regulations, as the foregoing may have theretofore been duly amended, so as to adversely affect the relative rights, powers, preferences or limitations of the shares of the Series B Stock provided that any such amendment that changes the dividend payable on or the liquidation preference of the Series B Stock requires the affirmative vote at a meeting of Series B Stock duly called for such purpose or written consent of the holder of each share of Series B Stock. No separate vote or consent of the Series B Stock shall be required in connection with the authorization of, or the increase of the total number of authorized shares of, any Parity Securities or Junior Securities to the Series B Stock as to rights on liquidation and as to dividends.
g. Redemption.
(i)	Redemption at the Holder’s Option. From, and at any time after, April 1, 2009, each holder of Series B Stock may require the Corporation to redeem all, but not less than all, of such holder’s shares of Series B Stock, and within thirty (30) days after receipt of written notice from such holder (each a “Series B Redemption Request”), the Corporation shall redeem (pursuant to the applicable procedures set forth herein), all of the outstanding shares of Series B Stock held by such holder from funds lawfully available therefor.
(ii)	Redemption at the Corporation’s Option. To the extent the Corporation has funds legally available for such payment, and the Board of Directors determines, in its sole discretion, to recapitalize the debt or equity of the Corporation, or both, and, as part of such recapitalization, to redeem the Series B Stock, the Corporation, at its option, exercised under authority of its Board of Directors, may redeem all (but not less than all) of the outstanding shares of Series B Stock at a redemption price of one thousand dollars ($1000.00) per share, plus accrued and unpaid dividends thereon to the redemption date, in cash without interest.
(iii)	Procedure. The following procedure shall apply to redemptions of Series B Stock:
(1)	In any redemption of Series B Stock, the Corporation shall pay therefor in cash per share the sum of one thousand dollars ($1000.00) plus an amount equal to all declared or accumulated dividends thereon accrued and unpaid, whether declared or not, to and including the date fixed for redemption, said sum being sometimes hereinafter called the “redemption price.”
(2)	Notice of any proposed redemption shall be mailed by the Corporation, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption, to each holder of record of shares of Series B Stock, at such holder’s address as shown on the records of the Corporation or given by such holder to the Corporation for the purpose of notice, or, if no such address appears or is given, at the place where the principal office of the Corporation is located. Such notice shall state the (A) date fixed for redemption, (B) the redemption price, (C) shall call upon each holder of shares of Series B Stock to surrender to the Corporation on said date at the place designated in the notice such holder’s certificate or certificates representing the shares to be redeemed, and (D) that dividends on the shares to be redeemed will cease to accrue dividends on such date fixed for redemption.

(3)	On or after the date fixed for redemption and stated in such notice, each holder of Series B Stock shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If such notice of redemption shall have been duly given, and, if, on the date fixed for redemption, funds necessary for the redemption are available therefor, then, notwithstanding that the certificates evidencing the Series B Stock called for redemption shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after such date, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the redemption price) shall terminate on said date. If fewer than all the Shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.
(4)	If, on or prior to any date fixed for redemption of Series B Stock, the Corporation deposits with any bank or trust company in the State of New York, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the Series B Stock called for redemption, with irrevocable instructions and authority to pay, on or after the date fixed for redemption, the redemption price of such shares to their respective holders upon surrender of their share certificates, and if the notice described above designates such bank or trust company as the place to which such certificates are to be surrendered, such deposit shall constitute full payment of the redemption price of the shares to be redeemed, and, from and after the date fixed for redemption, such shares shall no longer be outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of such shares, without interest, upon surrender of their certificates therefor. If the holders of Series B Stock so called for redemption shall not have claimed any funds so deposited prior to the end of six years from the date fixed for redemption of such shares, such bank or trust company shall subject to the mandatory requirements of any applicable law regarding abandoned or unclaimed property, thereupon pay over to the Corporation such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders, and such holders shall look only to the Corporation for payment of the redemption price.
h. Reports. So long as any of the Series B Stock is outstanding, the Corporation will furnish the holders thereof with the quarterly and annual financial reports that the Corporation is required to file with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 or, if the Corporation is not required to file such reports, reports containing the same financial information as would be required in such reports.

i. General Provisions.
(i)	The term “outstanding”, when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary of the Corporation.
(ii)	The Series B Stock redeemed pursuant to Subparagraph 4(g), and any Series B Stock which may be surrendered to or acquired by the Corporation upon conversion, exchange, purchase or otherwise, shall revert to the status of authorized and unissued shares of the class of preferred stock authorized under the preamble paragraph of this Article Fourth and undesignated as to Series B and may be redesignated and reissued as part of any series of preferred stock as the Board of Directors may determine.
(iii)	The headings of the sections of these resolutions are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.
[End of Provisions]